Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of the Effective Date, is by and among The Neiman Marcus Group, Inc., a Delaware corporation (“NMG”), Newton Acquisition Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Newton Acquisition, Inc., a Delaware corporation (“Parent”) and Burton M. Tansky (the “Executive”).

1.             Definitions.  As used in this Agreement, the following terms have the following meanings:

(a)           “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b)           “Board” means the Board of Directors of NMG.

(c)           “Cause” shall have the meaning set forth in the Change of Control Agreement.

(d)           “Change of Control” shall have the meaning set forth in the Stockholders’ Plan.  For purposes of clarification, the closing of the transactions contemplated by the Merger Agreement will not constitute a “Change of Control” for any purpose under this Agreement.

(e)           “Change of Control Agreement” means the Change of Control Termination Protection Agreement by and between NMG and Executive, dated as of April 1, 2005.

(f)            “Change of Control Resignation” means a resignation by the Executive for any reason (other than Good Reason) during the thirty-day period following the six-month anniversary of a Change of Control.

(g)           “Competitor” means (i) any person or entity (other than NMG or an Affiliate of NMG) that owns or operates a luxury specialty retail store; (ii) Saks Incorporated, Nordstrom, Inc., Barneys New York, Inc., or, if those corporate names are not correct, the businesses commonly referred to as “Saks,” “Nordstrom’s,” and “Barneys”; and (iii) the successors to and assigns of the persons or entities described in (ii).

(h)           “Confidential Information” means, without limitation, all documents or information, in whatever form or medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information; business, marketing and operational projections, plans and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by the Executive.

(i)            “Effective Date” means the Closing Date, as such term is defined in the Merger Agreement.

(j)            “Employment Termination Date” means the effective date of termination of the Executive’s employment as established under Paragraph 6(g).

(k)           “Good Reason” means any of the following actions if taken without the Executive’s prior consent: (i) any material failure by NMG to comply with its obligations under Paragraph 5 (Compensation and Related Matters); (ii) any material failure by NMG to comply with its obligations under Paragraph 20 (Assumption by Successor); (iii) a substantial reduction in the Executive’s responsibilities or duties except in accordance with the terms of this Agreement; (iv) any relocation of Executive’s principal place of business of 50 miles or more, other than normal travel consistent with past practice, or any requirement that Executive engage in excessive business-related travel in a manner inconsistent with past practice in any material respect; (v) during the Subsequent Term, the assignment by NMG of duties that are inconsistent with the Executive’s role as Chairman under Paragraph 4(b); (vi) the reduction in title of the Executive as Chief Executive Officer or his reporting relationships, except in accordance with the terms of this Agreement; or (vii) a material breach of this Agreement by NMG; provided that (iii) and (vi) shall not apply after the end of the CEO Term.

(l)            “Inability to Perform” means and shall be deemed to have occurred if the Executive has been determined under NMG’s long-term disability plan to be eligible for long-term disability benefits.  In the absence of the Executive’s participation in such plan, “Inability to Perform” means that, in the Board’s sole judgment, the Executive is unable to perform any of the material duties of his regular position because of an illness or injury for (i) 80% or more of the normal working days during six consecutive calendar months or (ii) 50% or more of the normal working days during twelve consecutive calendar months.

(m)          “Initial Public Offering” shall be deemed to occur on the effective date of the first registration statement (other than a registration on Form S-4 or S-8, or any successor form) filed to register at least 20% of the total then-outstanding equity interests in Parent or any other entity substantially all of whose assets directly or indirectly consist of NMG common stock under the U.S. Securities Act of 1933, as amended.

(n)           “Management Equity Incentive Plan” means the NMG Management Equity Incentive Plan to be adopted by NMG as soon as practicable after the Effective Date in a form mutually acceptable to the parties.

(o)           “Merger” means the merger of Newton Acquisition Merger Sub, Inc. with and into NMG, as contemplated by the Merger Agreement.

(p)           “Merger Agreement” means the Agreement and Plan of Merger, by and among Parent, MergerSub Inc., a Delaware corporation, and NMG, dated as of May 1, 2005.

(q)           “Stockholders’ Agreement” means the Management Stockholders’ Agreement, dated as of October 6, 2005, by and among Newton Acquisition, the Majority Stockholder (as defined therein) and the Management Stockholders (as defined therein), including the Executive.

(r)            “Target Bonus” means 85% of Base Salary, payable if targeted level of performance is achieved as established under NMG’s annual incentive programs.

(s)           “Work Product” means all ideas, works of authorship, inventions and other creations, whether or not patentable, copyrightable, or subject to other intellectual-property protection, that are made, conceived, developed or worked on in whole or in part by the Executive while employed by NMG and/or any of its Affiliates, that relate in any manner whatsoever to the business, existing or proposed, of NMG and/or any of its Affiliates, or any other business or research or development effort in which NMG and/or any of its Affiliates engages during the Executive’s employment.  Work Product includes any material previously conceived, made, developed or worked on during the Executive’s employment with NMG prior to the Effective Date.

2.             Employment; Prior Agreements.  NMG agrees to continue to employ the Executive, and the Executive agrees to continue to be employed, for the period set forth in Paragraph 3, in the position and with the duties and responsibilities set forth in Paragraph 4, and upon the other terms and conditions set out in this Agreement.  The employment agreement entered into between the Executive and NMG, dated August 3, 2003, is hereby terminated and replaced in its entirety by this Agreement without further right or obligation thereunder on the part of either party thereto (other than to pay or provide the Executive any unpaid compensation thereunder).  The Change of Control Agreement is expressly assumed hereby as contemplated in Paragraph 10 and the “Good Reason” definition in Schedule A thereof, and shall remain in effect until the second anniversary of the Effective Date, provided, however, that Executive and NMG hereby agree that the Change of Control Agreement is hereby amended to (a) delete Paragraph 3(g) thereof in its entirety, (b) provide that Paragraph 16 of this Agreement replaces Paragraph 5 of the Change of Control Agreement in its entirety with respect to any Payments (as defined in Paragraph 16) made in connection with a Change of Control that occurs after the Effective Date and (c) the release attached hereto as Exhibit B shall replace the release required under the Change of Control Agreement and such release shall be governed by Paragraph 7(j) herein.

The Executive hereby acknowledges and agrees that the foregoing assumption by NMG of the Change of Control Agreement, and the entrance by NMG into this Agreement, is in full satisfaction of NMG’s obligations under Paragraph 10 of the Change of Control agreement to expressly, absolutely and unconditionally assume and agree to perform the Change of Control Agreement and any other employment agreements to which the Executive and NMG are parties, and that the Executive will not have the right to terminate his employment for “Good Reason” as defined in the Change of Control Agreement under item 5 of such definition.

3.             Term.  The term of the Agreement shall commence on the Effective Date and extend until the end of the day immediately preceding the fifth anniversary thereof (the “Employment Term”), unless sooner terminated as provided in this Agreement.  The Employment Term is divided into two periods, the “CEO Term” and the “Subsequent Term,” as defined in Paragraph 4.  The Executive’s employment will end upon the expiration of the Employment Term, but the end of the Executive’s employment in that circumstance shall not constitute a termination of employment by either party under this Agreement or give rise to any of the obligations of NMG that arise under this Agreement as a result of a termination of employment.

4.             Position and Duties.

(a)           From the Effective Date and until the third anniversary thereof (the “CEO Term”), the Executive shall serve as the Chief Executive Officer of NMG and Parent.  In such capacity, the Executive, subject to the ultimate control and direction of the Board and the Board of Directors of Parent (“Parent Board”), shall have and exercise direct charge of and general supervision over the business and affairs of NMG.  In addition, the Executive shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to the Executive by the Board; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to NMG.  The Executive shall report and be accountable to the Board and the Parent Board.  The Executive and NMG acknowledge that one purpose of this Agreement is to provide for a smooth and orderly transition to a new chief executive officer in the future.  Accordingly, during the CEO Term the Executive agrees to work with reasonable diligence to identify a successor to the position of Chief Executive Officer of NMG and Parent.  Nothing in this Agreement, however, prohibits the Board from undertaking its own search for a successor to the positions.  During the Employment Term, the Executive shall serve as a member of the Board and shall be appointed to the Parent Board and any other entity substantially all of whose assets consist of NMG capital stock.

(b)           From the third anniversary of the Effective Date until the end of the Employment Term (the “Subsequent Term”), the Executive shall serve as the Chairman of the Board and shall have such duties as are assigned by the Board and customary for such position.  During the Subsequent Term, the Executive shall be treated as an “executive officer” of NMG solely for purposes of the Executive’s participation in employee benefit plans, programs or arrangements of NMG and not in connection with his duties as Chairman.

(c)           During the CEO Term, the Executive shall devote his full time (and, during the Subsequent Term, the time necessary), skill, and attention and his best efforts to the business and affairs of NMG to the extent necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Executive in or pursuant to this Agreement, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability.  Notwithstanding the foregoing, the Executive may (i) subject to the approval of the Board, serve as a director or as a member of an advisory board of a noncompeting company, (ii) serve as an officer or director or otherwise participate in non-profit educational, welfare, social, religious and civil organizations, including, without limitation, all such positions and participation in effect as of the Effective Date, and (iii) manage personal and family investments; provided, however, that any such activities as described in (i), (ii) or (iii) of the preceding provisions of this paragraph do not significantly interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an executive, or, if applicable, Chairman of the Board, of NMG in accordance with this Agreement.

(d)           In connection with the Executive’s employment by NMG under this Agreement, the Executive shall be based at the principal executive offices of NMG in Dallas, Texas, except for such reasonable travel as the performance of the Executive’s duties in the business of NMG may require.

(e)           All services that the Executive may render to NMG or any of its Affiliates in any capacity during the Employment Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

5.             Compensation and Related Matters.

(a)           Base Salary.  During the Employment Term, NMG shall pay to the Executive for his services under this Agreement an annual base salary (“Base Salary”).

(i)            At the commencement of the CEO Term, the Base Salary shall be $1,300,000.00.  During the CEO Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board, but in no event shall NMG pay the Executive a Base Salary less than that set forth above during the CEO Term.  The Base Salary shall be payable in installments in accordance with the general payroll practices of NMG, or as otherwise mutually agreed upon.

(ii)           At the commencement of the Subsequent Term, the Base Salary shall be equal to 75% of the Base Salary payable to the Executive immediately preceding the commencement of the Subsequent Term.  During the Subsequent Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board, but in no event shall NMG pay the Executive a Base Salary less than that established at the commencement of the Subsequent Term.  The Base Salary shall be payable in installments in accordance with the general payroll practices of NMG, or as otherwise mutually agreed upon.

(b)           Annual Incentives.  The Executive will participate in NMG’s annual incentive bonus program(s) applicable to the Executive’s position, in accordance with the terms of such program(s), and shall have the opportunity to earn an annual bonus thereunder based on the achievement of performance objectives determined by the Board after consultation with the Executive.  Notwithstanding the foregoing, the performance objectives applicable to the Executive’s annual bonus opportunity and the corresponding bonus percentages (including the level of achievement required for the Executive to earn the Target Bonus) for the fiscal year in which the Effective Date occurs and for the first fiscal year commencing after the Effective Date occurs will be mutually agreed by the Board and the Executive.  During each fiscal year, the minimum bonus payable to the Executive if the bonus targets for such year are achieved will be 50% of the Executive’s Base Salary for such fiscal year, the Target Bonus will be 85% of Base Salary and the maximum bonus payable to the Executive will be 170% of Base Salary.  The actual amount of any annual incentive bonus paid to the Executive will be determined according to the terms of the annual incentive bonus program(s), including any such terms that place the amount of any annual incentive bonus within the discretion of the Board.  In determining whether the bonus targets for any fiscal year of NMG have been achieved, the Board will disregard any fees paid to the Sponsors (as defined in the Management Equity Incentive Plan) other than director fees paid to the Sponsors’ representatives for their service on the Board.

(c)           Long-term Incentives and SERP.

(i)            As soon as practicable after the Effective Date, Parent shall grant the Executive an option to purchase 16,349.1797 shares of common stock of Parent (the “Shares”).  As to 7,269.3852 Shares, the option will have a fixed exercise price per Share equal to $1,445.00, and will vest and become exercisable as to 459.5392 Shares on the first anniversary of the Effective Date, and as to 2269.9487 Shares on each of the second, third and fourth anniversaries of the Effective Date.  As to 9,079.7946 Shares, the option (the “Performance Option”) will have an exercise price per Share that is initially equal to $1,445.00 increasing at a 10.00% compound rate on each anniversary of the Effective Date until the earlier to occur of (i) exercise of such Option, (ii) the fifth anniversary of the Effective Date, or (iii) the occurrence of a Change of Control, and will vest and become exercisable as to 2269.9487 Shares on each of the first through fourth anniversaries of the Effective Date.  In the event the Majority Stockholder (as defined in the Stockholders’ Agreement) redeems or disposes of a portion of its direct or indirect equity interests in Parent prior to the fifth anniversary of the Effective Date in a transaction that does not constitute a Change of Control, the compounding interest rate shall cease as to a proportionate share of the Performance Option that bears the same ratio as the equity interests redeemed or disposed of by the Majority Stockholder bears to the total equity interest held by the Majority Stockholder.  Vesting of the entire option will accelerate immediately prior to a Change of Control or upon termination of the Executive’s employment pursuant to Paragraph 6(a) or 6(b).  In addition, upon a termination of employment by NMG pursuant to Paragraph 6(e) or by the Executive pursuant to Paragraph 6(d), the option will vest as to (i) the number of Shares that would have become vested on the next anniversary of the Effective Date, plus (ii) if the Employment Termination Date occurs prior to the third anniversary of the Effective Date, the number of Shares that would have become vested on the next anniversary of the Effective Date, multiplied by a fraction, the numerator of which is the number of days from the preceding anniversary of the Effective Date (or the Effective date if such termination occurs prior to the first anniversary thereof) and the denominator of which is 365.   The Executive shall be permitted to exercise the vested portion of the option through net-physical settlement (i.e., by delivery of Shares net of the number of Shares having a value equal to the applicable exercise price and applicable withholding taxes at the minimum statutory rate) if such exercise occurs after termination of the Executive’s employment pursuant to Paragraph 6(a) or 6(b), by NMG pursuant to Paragraph 6(e), by the Executive pursuant to Paragraph 6(d), or by the Executive pursuant to Paragraph 6(e) on or after the fifth anniversary of the Effective Date.  The option shall be granted pursuant to and subject to the terms of the Management Equity Incentive Plan, which shall contain rights to dividend equivalents in a manner intended to comply with Section 409A of the Code.  The numbers of Shares and exercise price per Share set forth above are based on the capitalization table attached as Exhibit A hereto.

(ii)           Upon the occurrence of the earlier of a Change in Control or an Initial Public Offering, the Executive will be entitled to a cash bonus equal to $3,080,911, provided that no such bonus will be paid unless (A) the Executive remains employed with NMG through the earlier of (x) the date of the Change in Control, (y) the Initial Public Offering or (z) the fourth anniversary of the Effective Date, and (B) the internal rate of return to the Majority Stockholder (as defined in the Stockholders’ Agreement) in respect of their direct and indirect investment in Parent is positive.  The Majority Stockholder’s internal rate of return shall be calculated in the case of an Initial Public Offering as if the Majority Stockholder sold all of its direct and indirect equity interests in Parent at a per share price equal to the Initial Public Offering price or, in the case of a Change in Control, based on the value of its equity interests implied by the transaction giving rise to the Change of Control, and in each case, taking into account all investments made directly or indirectly in Parent, all management and transaction fees paid by Parent or its subsidiaries to the Majority Stockholder and all expenses incurred by the Majority Stockholder in connection with the investment.  If the Executive’s employment hereunder terminates for other than Cause prior to the bonus payment becoming due as described above and, subsequent to such termination, a Change in Control or Initial Public Offering occurs in which the Majority Stockholder recognizes a positive internal rate of return determined in accordance with the foregoing provisions, the Executive will be entitled to a payment equal to the product of $3,080,911 and the percentage determined as follows: (1) if the termination of employment is pursuant to Paragraph 6(a) or 6(b), 100%; (2) if the termination of employment is by the Executive pursuant to Paragraph 6(e), 25% multiplied by the number of full years (and not fractions thereof) from the Effective Date to the Employment Termination Date; and (3) if the termination is by the Executive pursuant to Paragraph 6(d) or by NMG pursuant to Paragraph 6(e), the sum (not to exceed 100%) of 25% multiplied by the number of full years and fractions thereof from the Effective Date to the Employment Termination Date and 25%.

(iii)          In the event Parent declares and pays an extraordinary dividend while the Executive’s Newco Options (as defined in that certain Letter Agreement, dated October 4, 2005, by and among NMG, Parent and Executive, the “Letter Agreement”) are outstanding, the Parent shall pay Executive a cash bonus equal to the amount that he would have received if he owned the shares underlying the then-outstanding Newco Options (other than any Newco Options for which the Company has an effective and exercisable call right pursuant to the Letter Agreement) pursuant to such dividend payment, provided such bonus payment complies with Section 409A of the Internal Revenue Code of 1986 and does not result in any adverse tax treatment in respect of the Newco Options.  In the event it is determined that such payment does not comply with Section 409A or it adversely effects the Newco Options, the parties hereto shall use their reasonable efforts and take reasonable actions necessary to put the Executive in the same position he would have been in if the payment was permitted under Section 409A to the extent reasonably practicable.

(iv)          SERP Enhancement.  At the time of the Executive’s termination of employment with NMG and all of its Affiliates, the Executive’s years of service for purposes of calculating his benefit under The Neiman Marcus Group, Inc. Supplemental Executive Retirement Plan (the “SERP”) shall be determined by multiplying his actual service for purposes of the SERP by 2, subject to the 25-year maximum set forth in the SERP, and by then providing the Executive with an additional credit for each year of service by the Executive to NMG following his attainment of age sixty-five (65) (disregarding the 25-year maximum set forth in the SERP).  Following the Effective Date, NMG shall take any necessary steps to amend the SERP or create a supplemental SERP for the Executive in order to effectuate the crediting provisions set forth in this Paragraph 5.  During the Employment Term, the SERP shall not be terminated or amended in any way that adversely affects the Executive.

(d)           Employee Benefits and Perquisites.  During the Employment Term, the Executive will be entitled to (i) participate in all employee benefit plans, programs, and arrangements that are generally made available by NMG to its senior executives, including without limitation NMG’s life insurance, long-term disability, and health plans and (ii) the perquisites and other fringe benefits that are made available by NMG to its senior executives generally and to such perquisites and fringe benefits that are made available by NMG to the Executive in particular, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit.  NMG agrees that the employee benefit plans, programs and arrangements and perquisites and other fringe benefits that are made available to the Executive during the Employment Term will not be materially diminished in the aggregate from those benefit plans, programs and arrangements and perquisites and fringe benefits made available immediately prior to the Effective Date (subject to any diminution during the Subsequent Term that results from the diminution in the Executive’s Base Salary from the CEO Term to the Subsequent Term).  The Executive agrees to cooperate and participate in any medical or physical examinations as may be required by any insurance company in connection with the applications for such life and/or disability insurance policies.

(e)           Support during Subsequent Term.  During the Subsequent Term, NMG will provide the Executive with a full-time administrative assistant and an executive office space and furnishings appropriate to his position and status.

(f)            Expenses.  The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in performing his duties and responsibilities under this Agreement, consistent with NMG’s policies or practices for reimbursement of expenses incurred by other NMG senior executives.

(g)           Vacations.  The Executive shall be eligible for vacation, sick pay, and other paid and unpaid time off in accordance with the policies and practices of NMG.  The Executive agrees to use his vacation and other paid time off at such times that are (i) consistent with the proper performance of his duties and responsibilities and (ii) mutually convenient for NMG and the Executive.

(h)           Indemnification.  The Executive will be entitled to indemnification on the same terms as indemnification is made available by NMG to its other senior executives, whether through NMG’s bylaws, the Merger Agreement or otherwise.

6.             Termination of Employment.

(a)           Death.  The Executive’s employment shall terminate automatically upon his death.

(b)           Inability to Perform.  In the event of the Executive’s Inability to Perform during the Employment Term, NMG may notify the Executive of NMG’s termination of the Executive’s employment.

(c)           Termination by NMG for Cause.  NMG may terminate the Executive’s employment for Cause.  To exercise its right to terminate the Executive pursuant to provision (iii) or provision (v) of the definition of Cause, however, NMG must first provide the Executive with a reasonable period of time to correct the circumstances or events, to the extent that they may reasonably be corrected, that NMG contends give rise to the existence of Cause under such provision.  Prior to terminating the Executive’s employment for Cause under this Paragraph 6(c), NMG must provide the Executive with a written notice of its intent to terminate his employment for Cause.  Such written notice must specify the particular act or acts or failure(s) to act that form(s) the basis for the decision to so terminate the Executive’s employment for Cause.  The Executive will be given the opportunity within 30 calendar days of his receipt of such notice to meet with the Board to defend himself with regard to the alleged act or acts or failure(s) to act.  If at the conclusion of or following such a meeting, the Board decides to proceed with the termination of the Executive’s employment for Cause, such a termination will be effected by providing the Executive with a Notice of Termination under Paragraph 6(f).  Upon or after NMG’s issuance of the notice of intent to terminate the Executive’s employment for Cause, NMG may suspend the Executive with pay pending the Board’s decision whether to proceed with the termination.

(d)           Termination by the Executive for Good Reason.  The Executive may terminate his employment for Good Reason.  To exercise his right to terminate for Good Reason, the Executive must provide written notice to NMG of his belief that Good Reason exists, and that notice shall describe the circumstance believed to constitute Good Reason.  If that circumstance may reasonably be remedied, NMG shall have 30 days to effect that remedy.  If not remedied within that 30-day period, the Executive may submit a Notice of Termination; provided, however, that the Notice of Termination invoking the Executive’s right to terminate his employment for Good Reason must be given no later than 6 months after the later of (i) the first date the Executive knew that Good Reason existed, and (ii) the end of NMG’s 30-day cure period, if applicable; otherwise, the Executive is deemed to have accepted the circumstance(s) that may have given rise to the existence of Good Reason.

(e)           Termination by Either Party Without Cause or Without Good Reason.  Either NMG or the Executive may terminate the Executive’s employment without Cause or Good Reason upon at least three months’ prior written notice to the other party.

(f)            Notice of Termination.  Any termination of the Executive’s employment by NMG or by the Executive (other than a termination pursuant to Paragraph 6(a)) shall be communicated by a Notice of Termination.  A “Notice of Termination” is a written notice that must (i) indicate the specific termination provision in this Agreement relied upon; (ii) in the case of a termination for Inability to Perform, Cause, or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision invoked, including the particular act or acts or failure(s) to act that is or are the basis of any termination for Cause or Good Reason; and (iii) if the termination is by the Executive under Paragraph 6(e), or by NMG for any reason, specify the Employment Termination Date.  The failure by NMG to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of NMG or preclude NMG from asserting such fact or circumstance in enforcing NMG’s rights.

(g)           Employment Termination Date.  The Employment Termination Date shall be as follows: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated by NMG because of his Inability to Perform or for Cause, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; (iii) if the Executive’s employment is terminated by the Executive for Good Reason, the date on which the Notice of Termination is given; or (iv) if the termination is under Paragraph 6(e), the date specified in the Notice of Termination, which date shall be no earlier than three months after the date such notice is given if such Notice of Termination is given by the Executive.

(h)           Resignation.  In the event of termination of the Executive’s employment (for any reason other than the death of the Executive), the Executive agrees that if at such time he is a member of the Board or is an officer of NMG or a director or officer of any of its Affiliates, he shall be deemed to have resigned from such position(s) effective on the Employment Termination Date.

7.             Compensation Upon Termination of Employment.

(a)           Death.  If the Executive’s employment is terminated by reason of the Executive’s death, NMG shall pay to the Executive’s estate (i) any unpaid portion of the Executive’s Base Salary through the Employment Termination Date and any bonus payable for preceding fiscal year that has otherwise not already been paid (together, the “Compensation Payment”), (ii) any accrued but unused vacation days (the “Vacation Payment”), (iii) any reimbursement for business travel and other expenses to which the Executive is entitled (the “Reimbursement”), and (iv) 85% of the Base Salary in effect immediately prior to the Employment Termination Date, multiplied by a fraction, the numerator of which is the number of days during the fiscal year up to and including the Employment Termination Date and the denominator of which is 365 (the “Prorated Bonus”).  This Paragraph 7(a) does not limit the entitlement of the Executive’s estate or beneficiaries to any death or other vested benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by NMG for the Executive’s benefit, including any amounts Executive is entitled to pursuant to Paragraph 5(c).

(b)           Inability to Perform.  If the Executive’s employment is terminated by reason of the Executive’s Inability to Perform, NMG shall pay to the Executive (i) the Compensation Payment, (ii) the Vacation Payment, (iii) the Reimbursement, and (iv) the Prorated Bonus.  This Paragraph 7(b) does not limit the entitlement of the Executive to any amounts payable pursuant to the terms of any applicable disability insurance plan, policy, or similar arrangement that is maintained by NMG for the Executive’s benefit.  This Paragraph 7(b) does not limit the entitlement of the Executive’s estate or beneficiaries to any death or other vested benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by NMG for the Executive’s benefit, including any amounts Executive is entitled to pursuant to
Paragraph 5(c).

(c)           Termination by the Executive Without Good Reason.  If the Executive’s employment is terminated by the Executive pursuant to and in compliance with Paragraph 6(e) (other than in connection with a Change of Control Resignation), NMG shall pay to the Executive (i) the Compensation Payment, (ii) the Vacation Payment, and (iii) the Reimbursement.  This Paragraph 7(c) does not limit the entitlement of the Executive’s estate or beneficiaries to any death or other vested benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by NMG for the Executive’s benefit, including any amounts Executive is entitled to pursuant to Paragraph 5(c).

(d)           Termination for Cause.  If the Executive’s employment is terminated by NMG for Cause, NMG shall pay to the Executive (i) the Compensation Payment, (ii) the Vacation Payment, and (iii) the Reimbursement.  This Paragraph 7(d) does not limit the entitlement of the Executive’s estate or beneficiaries to any death or other vested benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by NMG for the Executive’s benefit, including any amounts Executive is entitled to pursuant to Paragraph 5(c).

(e)           Termination without Cause or with Good Reason; Change of Control Resignation.  If (x) the Executive’s employment is terminated by NMG for any reason other than death, Inability to Perform, or Cause, or is terminated by the Executive for Good Reason and, in each such case, the Executive is not entitled to receive payments or benefits under the Change of Control Agreement in connection with such termination or (y) the Executive’s employment terminates by reason of a Change of Control Resignation, NMG shall pay to the Executive (1) the Compensation Payment, (2) the Vacation Payment, and (3) the Reimbursement.  In addition, subject to the Executive’s execution of a mutual release and waiver of claims against NMG in the form attached as Exhibit B, NMG will pay the Executive a lump-sum payment equal to: the Prorated Bonus plus (A) if such termination occurs prior to the commencement of the Subsequent Term and is not a Change of Control Resignation, three (3) times the sum of the Executive’s Base Salary and Target Bonus in effect on the Employment Termination Date, and (B) if such termination occurs during the Subsequent Term or is a Change of Control Resignation, two (2) times the sum of the Executive’s Base Salary and Target Bonus in effect on the Employment Termination Date; provided, however, that the Executive shall be required to repay the above-described payments if:

(i)            the Executive receives written notice from NMG that in the reasonable judgment of NMG, the Executive engaged or is engaging in any conduct that violates Paragraph 8 or engaged or is engaging in any of the Restricted Activities described in Paragraph 9, unless within 30 days of the date NMG so notifies the Executive in writing, the Executive provides information to NMG that NMG determines is sufficient to establish that the Executive did not engage in any conduct that violated Paragraph 8 or engage in any of the Restricted Activities described in Paragraph 9; or

(ii)           the Executive is arrested or indicted for any felony, other serious criminal offense, or any violation of federal or state securities laws, or has any civil enforcement action brought against him by any regulatory agency, for actions or omissions related to his employment with NMG or any of its Affiliates, or NMG reasonably believes that the Executive has committed any act or omission, either during his employment under this Agreement or, if related to such employment thereafter, that during his employment would have entitled NMG to terminate his employment for Cause under provisions (i), (ii), (iv), or (vi) of the definition of Cause and the Executive is found guilty or enters into a plea agreement, consent decree or similar arrangement with respect to any such criminal or civil proceedings, or if the Board makes a finding that the Executive has committed such an act or omission.  If any such criminal or civil proceedings do not result in a finding of guilt or the entry of a plea agreement or consent decree or similar arrangement, or if the Board makes a finding that the Executive has not committed such an act or omission, the Executive shall not be required to repay any amounts hereunder.

This Paragraph 7(e) does not limit the entitlement of the Executive’s estate or beneficiaries to any death or other vested benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by NMG for the Executive’s benefit, including any amounts Executive is entitled to pursuant to Paragraph 5(c).

(f)            Welfare Benefits.  If, on or following the second anniversary of the Effective Date, the Executive’s employment with NMG or any Affiliate of NMG ends on account of a termination by NMG for any reason other than for death or Cause, or a termination by the Executive for Good Reason, the Executive will receive the benefits described in Paragraph 3b of the Change of Control Agreement, provided that the “Welfare Continuation Period” shall be reduced to 2 years if such termination occurs during the Subsequent Term or is a Change of Control Resignation.

(g)           Termination under Change of Control Agreement.  If the Executive’s employment with NMG or an Affiliate or successor of NMG terminates under circumstances that would entitle the Executive to receive payments or benefits under the Change of Control Agreement, Executive shall not be entitled to receive any payments or benefits under Paragraph 7 of this Agreement, but shall instead be entitled to receive the payments and benefits specified in the Change of Control Agreement, which payments and benefits shall be subject to the obligations provided in the Change of Control Agreement and shall be in lieu of any severance payments or benefits that may otherwise be payable pursuant to Paragraph 7 of this Agreement.

(h)           No Mitigation.  The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any profits, income, earnings, or other benefits received by the Executive from any source other than NMG or its successor.

(i)            Offset.  The Executive agrees that NMG may set off against, and he authorizes NMG to deduct from, any payments due to the Executive, or to his heirs, legal representatives, or successors, as a result of the termination of the Executive’s employment (other than pursuant to the Change of Control Agreement) any specified amounts which the Board determines in good faith are due and owing to NMG by the Executive, whether arising under this Agreement or otherwise.

(j)            Mutual Release.  Following receipt of the Executive’s signed mutual release pursuant to this Agreement or the Change in Control Agreement (as modified by this Agreement), NMG and Parent shall have ten (10) days from the date such release becomes irrevocable to execute the release and deliver a copy to the Executive.  If NMG or Parent fail to execute such release within the time frame established by the preceding sentence, the release shall be null and void and the Executive shall be entitled to receive any benefits under this Agreement or the Change in Control Agreement, as applicable, as he would otherwise be entitled to receive had the mutual release been fully executed.

8.             Confidential Information.

(a)           The Executive acknowledges and agrees that (i) NMG is engaged in a highly competitive business; (ii) NMG has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit Confidential Information; (iii) NMG must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) in the luxury specialty retail business, his participation in or direction of NMG’s day-to-day operations and strategic planning are an integral part of NMG’s continued success and goodwill; (v) given his position and responsibilities, he necessarily will be creating Confidential Information that belongs to NMG and enhances NMG’s goodwill, and in carrying out his responsibilities he in turn will be relying on NMG’s goodwill and the disclosure by NMG to him of Confidential Information; (vi) he will have access to Confidential Information that could be used by any Competitor of NMG in a manner that would irreparably harm NMG’s competitive position in the marketplace and dilute its goodwill; and (vii) he necessarily would use or disclose Confidential Information if he were to engage in competition with NMG.

(b)           NMG acknowledges and agrees that the Executive must have and continue to have throughout his employment the benefits and use of its and its Affiliates’ goodwill and Confidential Information in order to properly carry out his responsibilities.  NMG accordingly promises upon execution and delivery of this Agreement to provide the Executive immediate access to new and additional Confidential Information and authorize him to engage in activities that will create new and additional Confidential Information.

(c)           NMG and the Executive thus acknowledge and agree that during the Executive’s employment with NMG and upon execution and delivery of this Agreement he (i) has received, will receive, and will continue to receive, Confidential Information that is unique, proprietary, and valuable to NMG and/or its Affiliates; (ii) has created, will create, and will continue to create, Confidential Information that is unique, proprietary, and valuable to NMG and/or its Affiliates; and (iii) has benefited, will benefit, and will continue to benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill NMG and its Affiliates have generated and from the Confidential Information.

(d)           Accordingly, the Executive acknowledges and agrees that at all times during his employment by NMG and/or any of its Affiliates and thereafter:

(i)            all Confidential Information shall remain and be the sole and exclusive property of NMG and/or its Affiliates;

(ii)           he will protect and safeguard all Confidential Information;

(iii)          he will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, NMG or its Affiliates, to the extent necessary for the proper performance of his responsibilities unless authorized to do so by NMG or compelled to do so by law or valid legal process;

(iv)          if he believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information, he will notify NMG in writing within 24 hours after receipt of legal process or other writing that causes him to form such a belief, or as soon as practicable if he receives less than 24 hours’ notice, so that NMG may defend, limit, or otherwise protect its interests against such disclosure;

(v)           at the end of his employment with NMG for any reason or at the request of NMG at any time, he will return to NMG all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic; and

(vi)          absent the promises and representations of the Executive in this Paragraph 8 and in Paragraph 9, NMG would require him immediately to return any tangible Confidential Information in his possession, would not provide the Executive with new and additional Confidential Information, would not authorize the Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.

9.             Noncompetition and Nondisparagement Obligations.  In consideration of NMG’s promises to provide the Executive with new and additional Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information upon execution and delivery of this Agreement, and the other promises and undertakings of NMG in this Agreement, the Executive agrees that, while he is employed by NMG and/or any of its Affiliates and for a three-year period following the end of that employment for any reason, he shall not engage in any of the following activities (the “Restricted Activities”):

(a)           He will not directly or indirectly disparage NMG or its Affiliates, any products, services, or operations of NMG or its Affiliates, or any of the former, current, or future officers, directors, or employees of NMG or its Affiliates;

(b)           He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for NMG or its Affiliates to leave that employment or cease performing those services;

(c)           He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of NMG or any of its Affiliates to cease being a customer, supplier, or vendor of NMG or any of its Affiliates or to divert all or any part of such person’s or entity’s business from NMG or any of its Affiliates; and

(d)           He will not associate directly or indirectly, as an employee, officer, director, agent, partner, stockholder, owner, member, representative, or consultant, with any Competitor of NMG or any of its Affiliates, unless (i) he has advised NMG in writing in advance of his desire to undertake such activities and the specific nature of such activities; (ii) NMG has received written assurances (that will be designed, among other things, to protect NMG’s and its Affiliates’ goodwill, Confidential Information, and other important commercial interests) from the Competitor and the Executive that are, in NMG’s sole discretion, adequate to protect its interests; (iii) NMG, in its sole discretion, has approved in writing such association; and (iv) the Executive and the Competitor adhere to such assurances.  This restriction (i) extends to the performance by the Executive, directly or indirectly, of the same or similar activities the Executive has performed for NMG or any of its Affiliates or such other activities that by their nature are likely to lead to the disclosure of Confidential Information, and (ii) with respect to the post-employment restriction, applies to any Competitor that has a retail store within 50 miles of, or in the same Metropolitan Statistical Area as, any retail store of NMG or any of its Affiliates.  The Executive shall not be in violation of this Paragraph 9(d) solely as a result of his investment in stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if he and the members of his immediate family do not, directly or indirectly, hold more than a total of one percent of all such shares of stock or other securities issued and outstanding.  The Executive acknowledges and agrees that engaging in the activities restricted by this Paragraph 9(d) would result in the inevitable disclosure or use of Confidential Information for the Competitor’s benefit or to the detriment of NMG or its Affiliates.

The Executive acknowledges and agrees that the restrictions contained in this Paragraph 9 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in Paragraph 8; that NMG’s promises and undertakings set forth in Paragraph 8, the Executive’s position and responsibilities with NMG, and NMG granting to the Executive ownership in NMG in the form of NMG stock, give rise to NMG’s interest in restricting the Executive’s post-employment activities; that such restrictions are designed to enforce the Executive’s promises and undertakings set forth in this Paragraph 9 and his common-law obligations and duties owed to NMG and its Affiliates; that the restrictions are reasonable and necessary, are valid and enforceable under Texas law, and do not impose a greater restraint than necessary to protect NMG’s goodwill, Confidential Information, and other legitimate business interests; that he will immediately notify NMG in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under Texas law or the law of any other state that he contends or is advised is applicable (the “Enforceability Notification”); that the mutual promises and undertakings of NMG and the Executive under Paragraphs 8 and 9 are not contingent on the duration of the Executive’s employment with NMG; and that absent the promises and representations made by the Executive in this Paragraph 9 and Paragraph 8, NMG would require him to return any Confidential Information in his possession, would not provide the Executive with new and additional Confidential Information, would not authorize the Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.  Notwithstanding the foregoing, NMG agrees that the Executive’s conduct in providing the Enforceability Notification under this Paragraph 9(d) shall not constitute a waiver of any attorney-client privilege between the Executive and his attorney(s).

10.           Intellectual Property.

(a)           In consideration of NMG’s promises and undertakings in this Agreement, the Executive agrees that all Work Product will be disclosed promptly by the Executive to NMG, shall be the sole and exclusive property of NMG, and is hereby assigned to NMG, regardless of whether (i) such Work Product was conceived, made, developed or worked on during regular hours of his employment or his time away from his employment, (ii) the Work Product was made at the suggestion of NMG; or (iii) the Work Product was reduced to drawing, written description, documentation, models or other tangible form.  Without limiting the foregoing, the Executive acknowledges that all original works of authorship that are made by the Executive, solely or jointly with others, within the scope of his employment and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are therefore owned by NMG from the time of creation.

(b)           The Executive agrees to assign, transfer, and set over, and the Executive does hereby assign, transfer, and set over to NMG, all of his right, title and interest in and to all Work Product, without the necessity of any further compensation, and agrees that NMG is entitled to obtain and hold in its own name all patents, copyrights, and other rights in respect of all Work Product.  The Executive agrees to (i) cooperate with NMG during and after his employment with NMG in obtaining patents or copyrights or other intellectual-property protection for all Work Product; (ii) execute, acknowledge, seal and deliver all documents tendered by NMG to evidence its ownership thereof throughout the world; and (iii) cooperate with NMG in obtaining, defending and enforcing its rights therein.

(c)           The Executive represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between the Executive and any other person or entity.  The Executive further represents that he has no other employment or undertakings that might restrict or impair his performance of this Agreement.  The Executive will not in connection with his employment by NMG, use or disclose to NMG any confidential, trade secret, or other proprietary information of any previous employer or other person that the Executive is not lawfully entitled to disclose.

11.           Reformation.  If the provisions of Paragraphs 8, 9, or 10 are ever deemed by a court to exceed the limitations permitted by applicable law, the Executive and NMG agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

12.           Assistance in Litigation.  After the Employment Term, the Executive shall, upon reasonable notice, furnish such information and assistance to NMG or any of its Affiliates as may reasonably be requested by NMG in connection with any litigation in which NMG or any of its Affiliates is, or may become, a party.  NMG shall reimburse the Executive for all reasonable out-of-pocket expenses, including travel expenses, incurred by the Executive in rendering such assistance, but shall have no obligation to compensate the Executive for his time in providing information and assistance in accordance with this Paragraph 12.

13.           No Obligation to Pay.  With regard to any payment due to the Executive under this Agreement, it shall not be a breach of any provision of this Agreement for NMG to fail to make such payment to the Executive if (i) NMG is legally prohibited from making the payment; (ii) NMG would be legally obligated to recover the payment if it was made; or (iii) the Executive would be legally obligated to repay the payment if it was made.

14.           Survival.  The expiration or termination of the Employment Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein.  In addition to the foregoing, NMG’s obligations under Paragraphs 5(h), 7 and 16, and the Executive’s obligations under Paragraphs 8, 9, 10 and 12, will survive the expiration or termination of the Executive’s employment.

15.           Withholding Taxes.  NMG shall withhold from any payments to be made to the Executive pursuant to this Agreement such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

16.           Excise Tax Provisions in Connection with a Change of Control.

(a)           If, after the Effective Date, there occurs a transaction that constitutes a “change of control” under Regulation 1.280G and, immediately prior to the consummation of such change of control, NMG is an entity whose stock is readily tradeable on an established securities market (or otherwise) such that Excise Tax Exemption is not available, the following provisions will apply:

(i)            In the event it shall be determined that any Payment is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Paragraph 16(b), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payment does not exceed 110% of the greatest amount that could be paid to Executive without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Payment, in the aggregate, is reduced to the Safe Harbor Amount.  The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Paragraph 7(e), unless an alternative method of reduction is elected by Executive.

(ii)           All determinations required to be made under this Paragraph 16, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by NMG (the “Accounting Firm”) which shall provide detailed supporting calculations both to NMG and the Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by NMG; provided that for purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of the Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates.  All fees and expenses of the Accounting Firm shall be borne solely by NMG.  Any Gross-Up Payment, as determined pursuant to this Paragraph 16, shall be paid by NMG to the Executive (or to the appropriate taxing authority on the Executive’s behalf) when the applicable tax is due.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing.  Any determination by the Accounting Firm shall be binding upon NMG and the

Executive.  As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) the Executive was lower than the amount actually due (“Underpayment”).  In the event that NMG exhausts its remedies pursuant to Paragraph 16(b) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by NMG to or for the benefit of Executive.

(iii)          The Executive shall notify NMG in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by NMG of any Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise NMG of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to NMG (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If NMG notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give NMG any information reasonably requested by NMG relating to such claim, (ii) take such action in connection with contesting such claim as NMG shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by NMG, (iii) cooperate with NMG in good faith in order to effectively contest such claim and (iv) permit NMG to participate in any proceedings relating to such claim; provided, however, that NMG shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Paragraph 16(b), NMG shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as NMG shall determine; provided, further, that if NMG directs the Executive to pay such claim and sue for a refund, NMG shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if the Executive is required to extend the statute of limitations to enable NMG to contest such claim, the Executive may limit this extension solely to such contested amount.  NMG’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)          If, after the receipt by the Executive of an amount paid or advanced by NMG pursuant to this Paragraph 16(b), the Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Executive shall (subject to NMG’s complying with the requirements of Paragraph 16(b)) promptly pay to NMG the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by NMG pursuant to Paragraph 16(b), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and NMG does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

17.           Notices.  All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, or (b) when deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

if to NMG, at:

The Neiman Marcus Group, Inc.
Attn: General Counsel
1618 Main Street
Dallas, TX 75201

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
Attn:  Robert J. Raymond
One Liberty Plaza
New York, NY 10006

If to the Executive, at the Executive’s then-current home address on file with NMG, with a copy to:

Morgan Lewis & Bockius LLP
Attn:  Gary Rothstein
101 Park Avenue
New York, NY 10178

18.           Injunctive Relief.  The Executive acknowledges and agrees that NMG would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Paragraphs 8, 9, and 10 were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Executive agrees that NMG shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event the Executive breaches or threatens to breach any of the provisions of such Paragraphs, without the necessity of posting any bond or proving special damages or irreparable injury.  Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by the Executive, but shall be in addition to all other remedies available to NMG at law or equity.

19.           Binding Effect; No Assignment by the Executive; No Third Party Benefit.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that the Executive shall not assign or otherwise transfer this Agreement or any of his rights or obligations herein.  NMG is authorized to assign or otherwise transfer this Agreement or any of its rights or obligations herein to an Affiliate of NMG. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

20.           Assumption by Successor.  NMG shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of NMG, by agreement in writing in form and substance reasonably satisfactory to the Executive, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that NMG would be required to perform it if no such succession or assignment had taken place.  If NMG fails to obtain such agreement by the effective time of any such succession or assignment, such failure shall be considered Good Reason; provided, however, that the compensation to which the Executive would be entitled upon a termination for Good Reason pursuant to Paragraph 7(e) shall be the sole remedy of the Executive for any failure by NMG to obtain such agreement.  As used in this Agreement, “NMG” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of NMG that executes and delivers the agreement provided for in this Paragraph 20 or that otherwise becomes obligated under this Agreement by operation of law.

21.           Arbitration.  All disputes and controversies arising under or in connection with this Agreement shall be settled by arbitration conducted before one arbitrator sitting in Dallas, Texas, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect.  The determination of the arbitrator shall be made within thirty days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties.  Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

22.           Costs of Proceedings.  The Company shall pay all costs and expenses of the Company and, at least monthly, of the Executive (including legal fees) in connection with any arbitration relating to the interpretation or enforcement of any provision of this Agreement, whether or not the Executive instituted the proceeding and whether or not the Executive prevails; provided that if the Executive instituted the proceeding and the arbitrator or other individual presiding over the proceeding affirmatively finds that the Executive instituted the proceeding in bad faith, the Executive shall reimburse the Company for all costs and expenses of the Executive previously paid by the Company pursuant to this Paragraph 22.

23.           Section 409A Savings Clause.  Notwithstanding anything to the contrary contained herein, in the event that NMG receives advice of counsel selected by NMG and reasonably acceptable to the Executive, that payments under this Agreement are subject to Section 409A of the Code (or the Executive makes such determination and informs NMG of such determination):  (i) any payments in the nature of severance under this Agreement that would be treated as non-qualified deferred compensation under 409A shall not commence until six months after the Executive’s Date of Termination (or, if earlier, the date Executive dies) if required under Section 409A of the Code; and (ii) after consultation with the Executive and counsel, NMG may amend the Agreement to make such other changes it reasonably determines are required to comply with Section 409A of the Code in a manner that preserves the economics to the Executive to the extent reasonable practicable.  The Executive hereby stipulates that Cleary Gottlieb Steen and Hamilton LLP is acceptable counsel for purposes of this Paragraph 23

24.           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.

25.           Entire Agreement.  This Agreement and the Change of Control Agreement contain the entire agreement between the parties concerning the subject matter hereof and supersede all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement and the Change of Control Agreement.

26.           Modification; Waiver.  No person, other than pursuant to a resolution duly adopted by the members of the Board, shall have authority on behalf of NMG to agree to modify, amend, or waive any provision of this Agreement.  Further, this Agreement may not be changed orally, but only by a written agreement signed by the party against whom any waiver, change, amendment, modification or discharge is sought to be enforced.  Each party to this Agreement acknowledges and agrees that no breach of this Agreement by the other party or failure to enforce or insist on its or his rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

27.           Construction.  This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

28.           Severability.  If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

29.           Counterparts.  This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, NMG has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Executive has executed this Agreement, effective as of the Effective Date.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/	Nelson A. Bangs
Name:		Nelson A. Bangs
Title:		Senior Vice President and General Counsel

NEWTON ACQUISITION, INC.

By:	/s/	David Spuria
Name:		David Spuria
Title:		Vice President

NEWTON ACQUISITION MERGER SUB, INC.

By:	/s/	David Spuria
Name:		David Spuria
Title:		Vice President

EXECUTIVE:

/s/ Burton M. Tansky
Name:		Burton M. Tansky

GENERAL RELEASE

THIS GENERAL RELEASE is entered into between The Neiman Marcus Group, Inc., a Delaware corporation (“NMG”), Newton Acquisition Inc. (together with NMG, the “NMG Group”) and Burton M. Tansky (the “Employee”) as of the            day of                                ,               .  The NMG Group and the Employee agree as follows:

1.             Employment Status.  The Employee’s employment with the NMG Group shall terminate effective as of                                    ,                                 .

2.             Payment and Benefits.  Upon the effectiveness of the terms set forth herein, NMG shall provide the Employee with the payments and benefits set forth in Section 7 of the Employment Agreement between NMG and the Employee, dated as of                          (as amended from time to time, the “Employment Agreement”), or the payments and benefits set forth in Section 3(a) of the Change of Control Termination Protection Agreement dated as of April 1, 2005, between the Employee and The Neiman Marcus Group, Inc. (the “CIC Agreement”).

3.             No Liability.  This Release does not constitute an admission by the NMG Group, or any of their subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, or by the Employee, of any unlawful acts or of any violation of federal, state or local laws.

4.             Release.  In consideration of the payments and benefits set forth in Section 7(e) and (f) of the Employment Agreement, the Employee for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Employee Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the NMG Group and each of their subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them, including without limitation the Majority Stockholders (as defined in the Management Stockholders’ Agreement dated as of                    among the Employee and the other parties specified therein) and Newton Holding, LLC (collectively, “NMG Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, national origin, religion, disability age (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, and the Americans with Disabilities Act of 1990) or any other unlawful criterion or circumstance, which Employee Releasors had, now have, or may have or claim to have in the future against each or any of the NMG Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this Release; provided, however, that nothing herein shall release (i) any obligation of NMG under Sections 5(c), 7, 16 or 22 of the Employment Agreement or Section 3, 5 or 9 of the CIC Agreement as applicable,

(ii) any obligation of Newton Acquisition, Inc. under Section 5(c) of the Employment Agreement and Section 10 of the Letter Agreement (as defined in the Employment Agreement) or (iii) any right of indemnification or to director and officer liability insurance coverage under any of the company’s organizational documents or at law under any plan or agreement and applicable to the Employee.

In addition, nothing in this Release is intended to interfere with the Employee’s right to file a charge with the Equal Employment Opportunity Commission in connection with any claim the Employee believes he may have against the NMG Releasees.  However, by executing this Release, the Employee hereby waives the right to recover in any proceeding that the Employee may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on the Employee’s behalf.  In addition, this release is not intended to interfere with the Employee’s right to challenge that his waiver of any and all ADEA claims pursuant to this Release is a knowing and voluntary waiver, notwithstanding the Employee’s specific representation to the NMG Group that he has entered into this Agreement knowingly and voluntarily.

5.             NMG Release.  The NMG Group on behalf of itself and its subsidiaries, affiliates, divisions, successors, assigns, officers, directors, agents, partners and current and former employees, including without limitation the Majority Stockholders and Newton Holding, LLC (collectively, the “Releasors”) agrees to and does hereby irrevocably and unconditionally release, acquit and forever discharge the Employee, and his heirs, executors, administrators, representatives, successors and assigns (hereinafter collectively referred to as the “Employee Releasees”), with respect to and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any kind whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, which the Releasors had, now have, or may have or claim to have in the future against each or any of the Employee Releasees by reason of any matter, course or thing whatsoever from the beginning of the world until the date of execution of this Release; provided, however, that nothing herein shall release the Employee from (i) obligations or restrictions arising under or referred to or described in the Employment Agreement and nothing herein shall impair the right or ability of NMG to enforce such provisions in accordance with the terms of the Employment Agreement, or (ii) any claims arising out of the Employee’s fraud or willful misconduct in connection with the conduct of the business of the NMG Group.

6.             Bar.  The Employee acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the NMG Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 4 of this Release (other than a claim brought under ADEA), this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable NMG Releasee may recover from the Employee all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.  The NMG Group acknowledges and agrees that if it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any of the Employee Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 5 of this

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Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Employee Releasee may recover from NMG all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees

7.             Restrictive Covenants.  The Employee acknowledges that the provisions of Sections 8, 9, 10 and 11 of the Employment Agreement shall continue to apply pursuant to their terms.

8.             Governing Law.  This Release shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles.

9.             Acknowledgment.  The parties hereto have read this Release, understand it, and voluntarily accept its terms, and the Employee acknowledges that he has been advised by NMG to seek the advice of legal counsel before entering into this Release, and has been provided with a period of twenty-one (21) days in which to consider entering into this Release.

10.           Revocation.  The Employee has a period of seven (7) days following the execution of this Release during which the Employee may revoke this Release, and this Release shall not become effective or enforceable until such revocation period has expired.  If, within the ten (10) day period following such expiration, NMG or Newton Acquisition, Inc. fails to execute this Release, then this Release shall become null and void and have no force or effect.

11.           Counterparts.  This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

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IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

Burton M. Tansky

Newton Acquisition, Inc.

By:
Title:

The Neiman Marcus Group, Inc.

By:
Title:

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